   EXHIBIT 10.13

January 1, 2012

Vintage Holidays, L.L.C.

2212 Paget Circle

Naples, Florida 34112

Attention: Stuart Montgomery, Managing Member

Gentlemen:

Reference is made to the Consulting Agreement, dated as of February 17, 2011, between BioRestorative Therapies, Inc. (formerly Stem Cell Assurance, Inc.) (the “Company”) and Vintage Holidays, L.L.C. (the “Consultant”) (the “Consulting Agreement”) and the letters, dated July 1, 2011 and September 1, 2011, between the Company and the Consultant with respect to the Consulting Agreement.

The parties hereby agree that the term of the Consulting Agreement is extended for an additional period of twelve (12) months until December 31, 2012 and that, during such additional twelve (12) month period, the Consultant shall be entitled to a fee of ten thousand dollars ($10,000) per month (an aggregate of $120,000) payable in advance on the first day of each month commencing on January 1, 2012 and through December 1, 2012. As additional compensation for the Services (as defined in the Consulting Agreement), concurrently with the execution of this letter, pursuant to the Company’s 2010 Equity Participation Plan and a Stock Option Agreement of even date, the Consultant is being granted options for the purchase of two million (2,000,000) shares of the Company’s common stock, $.001 par value, which options shall be exercisable for a period of five (5) years from the date hereof at an exercise price of two cents ($.02) per share.

The Consulting Agreement may be terminated by the Company on 30 days written notice in the event of material nonperformance by the Consultant.

Except as amended hereby, the Consulting Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb
Chief Executive Officer

Agreed:

VINTAGE HOLIDAYS, L.L.C.

By:
Stuart Montgomery
Managing Member